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December 10, 1999

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Gentlemen:

We have read Part II, Item 3. (1) of Amendment 1 to Form 10-SB dated November 16, 1999, of I/O Magic Corporation (I/O Magic) and are in agreement with the statements contained in the first three sentences of the first paragraph and the first sentence of the second paragraph.

In addition, we have no basis to agree or disagree with other statements of the registrant contained in paragraphs one or two of the above referenced filing.

Subsequent to the issuance of our Report of Independent Auditors dated March 14, 1997, except for Note 9, as to which the date is July 8, 1997, with respect to the balance sheet of I/O Magic as of December 31, 1996 and the related statements of operations, shareholders' equity (deficiency), and cash flows for the year ended December 31, 1996 (the December 31, 1996 financial statements), I/O Magic recorded certain entries to restate the December 31, 1996 financial statements. We are unable to express an opinion on the December 31, 1996 financial statements, as restated, as we have not performed any procedures with respect to the adjustments recorded by I/O Magic.



                                       /s/  ERNST & YOUNG LLP